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                                                                     EXHIBIT 8.1

[FORM OF OPINION OF
MAYER, BROWN, ROWE & MAW]


____ __, 2002

Ameritrade Holding Corporation
4211 South 102nd Street
Omaha, Nebraska 68127

Ladies & Gentlemen:

         We have acted as counsel to Ameritrade Holding Corporation, a Delaware corporation ("Ameritrade"), in connection with the proposed merger ("Arrow Merger") of Arrow Merger Corp. ("A Merger Sub"), a Delaware corporation and a direct, wholly-owned subsidiary of Arrow Stock Holding Corporation (the "New Ameritrade"), with and into Ameritrade. All capitalized terms used but not defined herein have the meanings ascribed to them in the Amended and Restated Agreement and Plan of Merger dated as of May 16, 2002 among Ameritrade, A Merger Sub, Datek Online Holdings Corp. ("Datek"), Dart Merger Corp. ("D Merger Sub"), and New Ameritrade (the "Merger Agreement"). This opinion is being delivered in connection with, and as of the date of the declaration of the effectiveness by the Securities and Exchange Commission of, New Ameritrade's Registration Statement on Form S-4 (File No. 333-88632) relating to the common stock of New Ameritrade to be issued in the proposed Mergers pursuant to the Merger Agreement (the "Registration Statement") to which this opinion appears as an exhibit.

         In acting as counsel to Ameritrade in connection with the Arrow Merger, we have participated in the preparation of the Merger Agreement and the preparation and filing with the Securities and Exchange Commission of the Joint Proxy Statement/Prospectus contained in the Registration Statement (the "Proxy Statement/Prospectus").

         You have requested that we render the opinion set forth below. In rendering such opinion, we have assumed with your consent that (i) the Mergers will be effected in accordance with the Merger Agreement (and exhibits thereto) without the waiver or modification of any material term or condition and in accordance with the General Corporation Law of the State of Delaware, as described in the Proxy Statement/Prospectus, (ii) the representations made by Ameritrade and New Ameritrade in letters provided to us dated as of the date hereof (the "Tax Certificates") are true, correct and complete, and will be true, correct and complete as of the Effective Time (as if made as of the Effective Time), (iii) any representations made in such letters "to the Knowledge of" or similarly qualified are true, correct and complete without such qualification and (iv) as to all matters as to which any person or entity represents that it is not a party to, does not have or is not aware of any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement. We have also assumed that the representations and warranties contained in the Merger Agreement, and statements as to factual matters contained in

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____ __, 2002
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the Proxy Statement/Prospectus, are true, correct and complete as of the date hereof, and will be true, correct and complete as of the Effective Time of the Arrow Merger, and that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement. We have examined the documents referred to above and the originals, or duplicates or certified or conformed copies, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

         We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such documents.

         If the Mergers are effected on a factual basis different from that contemplated in the Merger Agreement, the Tax Certificates and the Proxy Statement/Prospectus, the opinion expressed herein may be inapplicable. Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, administrative interpretations, and judicial precedents as of the date hereof. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Because this opinion is being delivered prior to the Effective Time of the Arrow Merger, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place that could affect the U.S. federal income tax consequences of the Arrow Merger or that contrary positions may not be taken by the Internal Revenue Service.

         To the extent that this opinion addresses the federal income tax consequences of the Arrow Merger to the holders of Ameritrade Common Stock, this opinion only addresses such consequences to holders who hold their shares as capital assets within the meaning of Section 1221 of the Code. In addition, the conclusions set forth in this opinion may not be fully applicable to shareholders subject to special treatment under United States federal income tax law as described in the Proxy Statement/Prospectus under the caption "Material Federal Income Tax Considerations."

         Subject to the foregoing and to the qualifications and limitations set forth herein:

         (i) we are of the opinion that for United States federal income tax purposes the Arrow Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and/or considering the Mergers when taken together, will qualify as an exchange described in Section 351 of the Code; and

         (ii) the discussion of the consequences of the Arrow Merger set forth under the headings "Material Federal Income Tax Considerations for Old Ameritrade

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____ __, 2002
Page 3


                  Stockholders" and "Tax Consequences to Old Ameritrade and Datek" in the Proxy Statement/Prospectus is our opinion to the extent the statements contained therein relate to matters of U.S. federal income tax law or legal conclusions with respect thereto.

         We express our opinion herein only as to those matters specifically set forth above, and no opinion should be inferred as to the tax consequences of the Arrow Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any laws other than the federal laws of the United States.

         This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material federal income tax considerations of the Arrow Merger, including the Proxy Statement/Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



Mayer, Brown, Rowe & Maw